Exhibit 4.1

Pathmark Stores, Inc.

200 Milik Street

Carteret, New Jersey 07008-1194

Telephone: (732) 499-3930

Telecopier: (732) 499-6891

April 23, 2007

Mr. Allan Richards

The Great Atlantic & Pacific Tea Company, Inc.

2 Paragon Drive

Montvale, NJ 07645

Re:	Agreement and Plan of Merger by and among The Great Atlantic & Pacific Tea Company, Inc. and Sand Merger Corp. and Pathmark Stores, Inc. (“Pathmark”) dated as of March 4, 2007 (the “Agreement”)

Dear Allan:

This will confirm our understanding that notwithstanding anything in Section 6.1(e) of the Agreement to the contrary, the parties hereto agree that Pathmark may permit additional associates to participate in the Retention Pay Plan for Office Associates in Grade Levels L-26 through L-35, Assistant Vice Presidents, Vice Presidents and Senior Vice Presidents, and the Retention Pay Plan for Non-Exempt Office Associates and Exempt Office Associates Through Grade Level L-25, each dated as of March 4, 2007 (collectively, the “Plans”), as set forth in items 28 and 29 of Section 4.10(k) of the Company Disclosure Letter to the Agreement, or increase the amounts payable thereunder so long as the aggregate payments under the Plans do not exceed $9.1 million.

If you are in agreement, please sign below.

Very truly yours,

PATHMARK STORES, INC.

By	/s/ Marc A. Strassler
Marc A. Strassler
Senior Vice President,
Secretary and General Counsel

Agreed to this 24th day of April, 2007

By	/s/ Allan Richards
Allan Richards
Senior Vice President